Exhibit 10.4
MERCADOLIBRE, INC. 2010 DIRECTOR COMPENSATION PROGRAM
Effective as of June 10, 2010

Contents
MercadoLibre, Inc. 2010 Director Compensation Program

i

MERCADOLIBRE, INC. 2010 DIRECTOR LONG TERM COMPENSATION
PROGRAM
Article 1. Effective Date
The MercadoLibre, Inc. 2010 Director Compensation Program (the “Plan”) is effective as of June 10, 2010.
Article 2. Definitions
When used in the Plan, the following terms shall have the meanings set forth below:
A.
“Adjustable Award” means a fixed amount, subject to adjustment in accordance with Article 3, payable to a Participant under this Plan in each of 2011, 2012 and 2013 for services provided to the Company in 2010, 2011 and 2012, respectively in the form of cash. Subject to adjustment in accordance with Article 3, the amount of the Adjustable Award payable to each Participant in each of 2011, 2012 and 2013 is $43,248, $50,271, $58,435, respectively. The timing of the payment of an Adjustable Award, as well as the conditions of such payment, is subject to the Plan terms. An Adjustable Award may, but is not required to, be evidenced by a separate agreement executed by the Participant. Subject to Article 4, an Adjustable Award will be subject to such terms and conditions which the Award Committee determine are appropriate.

B.
“Award” means, with respect to any Participant, the sum of the Adjustable Award, Non-Adjustable Board Service Award and Non-Adjustable Chair Service Award, if any, payable in any one year under the Plan.

C.
“Award Committee” means the Compensation Committee of the Board, or such other committee that the Board appoints to administer this Plan, which shall have general administrative authority concerning the Plan, and shall, subject to Article 5, have the sole and absolute authority and discretion to resolve any and all terms and conditions of any Awards and disputes concerning the Plan and any Awards hereunder.

D.	“Board” means the board of directors of the Company.
E.	“Company” means MercadoLibre, Inc. and its consolidated subsidiaries, and MercadoLibre, Inc.’s successors or assigns.

F.
“Market Value” of a Share, as of any date, means (i) the average closing sale price of one Share as reported on a national stock exchange, including, but not limited to, the NASDAQ Global Market (a “National Stock Exchange”) during the 30-trading day period (or such shorter period as the Shares are so listed) ending on the last trading day preceding such date; (ii) if the Shares are not listed for trading on a National Stock Exchange during any day in that 30-trading day period but are quoted on the Over-the-Counter-Bulletin Board (the “OTCBB”), the mean between the closing bid and closing asked prices for the Shares as quoted on the OTCBB during the 30-trading day period (or such shorter period as the Shares are so quoted) ending on the last trading day preceding such date, (iii) if the Shares are not listed for trading on a National Stock Exchange or quoted on the OTCBB during any day in that 30-trading day period and the shares were last traded on a National Stock Exchange, the average closing sale price of one Share as reported on the National Stock Exchange during the 90-trading day period ending on the last day the Shares were listed for trading on such Exchange or (iv) if the Shares are not listed for trading on a National Stock Exchange or quoted on the OTCBB during any day in that 30-trading day period and the shares were last traded on the OTCBB, the mean between the closing bid and closing asked prices for the Shares as quoted on the OTCBB during the 90-trading day period ending on the last day the Shares were quoted on the OTCBB.

G.
“Non-Adjustable Board Service Award” means a fixed amount payable to a Participant under this Plan in each of 2011, 2012 and 2013 for services provided to the Company as a Board member in 2010, 2011 and 2012, respectively in the form of cash. The amount of the Non-Adjustable Board Service Award payable to each Participant in each of 2011, 2012 and 2013 is $32,436, $37,703 and $43,826, respectively. The timing of the payment of a Non-Adjustable Board Service Award, as well as the conditions of such payment, is subject to the Plan terms. A Non-Adjustable Board Service Award may, but is not required to, be evidenced by a separate agreement executed by the Participant. Subject to Article 4, a Non-Adjustable Board Service Award will be subject to such terms and conditions which the Award Committee determine are appropriate.

H.
“Non-Adjustable Chair Service Award” means a fixed amount payable to a Participant under this Plan in each of 2011, 2012 and 2013 for services provided to the Company as the Chairman of a Board committee or as the Lead Independent Director in 2010, 2011 and 2012, respectively in the form of cash. The amount of the Non-Adjustable Chair Service Award payable to the Chairman of the Audit Committee in each of 2011, 2012 and 2013 is $16,218, $18,852 and $21,913, respectively. The amount of the Non-Adjustable Chair Service Award payable to the Chairman of the Compensation Committee in each of 2011, 2012 and 2013 is $12,974, $15,081 and $17,531, respectively. The amount of the Non-Adjustable Chair Service Award payable to the Chairman of the Nominating and Corporate Governance Committee in each of 2011, 2012 and 2013 is $5,406, $6,284 and $7,304, respectively. The amount of the Non-Adjustable Chair Service Award payable to the Lead Independent Director in each of 2011, 2012 and 2013 is $10,812, $12,568 and $14,609, respectively. The timing of the payment of a Non-Adjustable Chair Service Award, as well as the conditions of such payment, is subject to the Plan terms. A Non-Adjustable Chair Service Award may, but is not required to, be evidenced by a separate agreement executed by the Participant. Subject to Article 4, a Non-Adjustable Chair Service Award will be subject to such terms and conditions which the Award Committee determine are appropriate.

I.
“Participant” means a person who is designated as an “outside director” by the Board. The designation of an individual as a Participant under this Plan shall not provide the individual with any rights to any future participation for any subsequent long term compensation plans that may be adopted by the Company in future years but, subject to the terms of the Plan, an individual shall remain a Participant for purposes of receiving a payment of Award until such individual ceases to be a Participant.

J.	“Shares” means shares of Common Stock of the Company, $0.001 par value per share.
Article 3. Awards
Subject to Article 4, immediately following the date of the annual meeting of the Company’s stockholders in each of 2011, 2012 and 2013 (each, the “Annual Meeting”), the Company shall pay to each Participant:
(1) a cash payment equal to the product of (i) multiplied by (ii), where (i) equals the Adjustable Award for such year and (ii) equals the quotient of (a) divided by (b), where (a), the numerator, equals the Market Value as of the date of the subject Annual Meeting and (b), the denominator, equals the Market Value as of the date of the prior year’s Annual Meeting;
(2) a cash payment equal to the Non-Adjustable Board Service Award for such year; and
(3) if applicable, a cash payment equal to the Non-Adjustable Chair Service Award for such year.
Each Award shall be paid in United States dollars, unless the Award Committee determines to pay the amount of any such Award in a local currency.
Article 4. Termination of Service as a Director; Forfeitures
(a) Participation in the Plan shall cease immediately upon a Participant’s resignation or removal from the Board for any reason (with or without cause), or if determined by the Award Committee, upon the Participant’s death or disability. Disability will be determined upon receipt of a letter of determination or similar of the Participant’s complete disability by the applicable governmental authority under local applicable law, which complete disability entitles the Participant to disability payments under local law. Notwithstanding the foregoing, in the event a Participant has served as a member of the Board from one Annual Meeting to the next Annual Meeting but is not re-elected to the Board at the latter Annual Meeting, the subject Participant shall be entitled to receive the Award for service during the subject year but shall not be entitled to receive any Awards for services in years he did not serve as a member of the Board. As an example, if a Participant serves a member of the Board from the 2010 Annual Meeting until the 2011 Annual Meeting, he or she will be entitled to receive the Award for services in 2010. However, if the subject Participant is not re-elected at the 2011 Annual Meeting, he or she shall not receive the Award for 2011. Notwithstanding anything herein to the contrary, in the event of Participant’s resignation from the Board before the end of any year-long period between Annual Meetings, the Company shall pay to Participant an amount equal to the product of (i) multiplied by (ii), where (i) equals the proportion of the year that such Participant served as a member of the Board and (ii) equals the Award that such Participant would have been entitled to receive had the Participant served the entire year (the “Proportional Award”). If a Participant is removed from the Board, such Participant will not be entitled to receive a Proportional Award.

(b) Subject to Article 4(a), any Award under this Plan that has not been actually paid to the Participant prior to the date of the Participant’s death or disability shall be forfeited, except that the Award Committee may pay an Award which is not then otherwise due and payable upon the disability or death of the Participant in accordance with such rules or procedures established by the Award Committee.
(c) The Participant may designate in writing one or more persons (“beneficiary”) in the event the Award Committee decides to pay an Award after the death of a Participant in accordance with this Section 4, to receive any unpaid portion of the Participant’s Award upon the death of the Participant. By similar action, the Participant may designate a change of beneficiary at any time, which change shall be effective only upon receipt by the Award Committee of said notice. The last such designation form filed with the Award Committee prior to the Participant’s death shall control. The Award Committee may establish a form or other requirements for such designation. If the Participant designates his spouse as a beneficiary, the divorce of Participant shall automatically revoke that designation of his spouse as beneficiary except to the extent otherwise provided in a subsequent beneficiary designation filed by the Participant with the Award Committee. In the absence of a written designation, or in the event the Participant dies without a beneficiary surviving him, the amount which would otherwise be payable to his beneficiary shall be paid to the surviving spouse of the Participant or if none, to the Participant’s estate. A beneficiary of a Participant shall have no interest or rights hereunder during the lifetime of the Participant.
Article 5. Administrative Provisions
A.	The Plan was approved by the Board on June 25, 2010 to be effective as of June 10, 2010.
B.
Unless the Board provides otherwise, the Plan shall be administered and interpreted by the Award Committee, which has been provided absolute authority hereunder to administer the Plan. The Board and its members, the members of the Award Committee and any other individual who may, from time to time, have been delegated responsibility with respect to the administration of this Plan (collectively, “Authorized Persons”), shall have the full authority, discretion and power necessary or desirable to administer and interpret this Plan, in accordance with the Plan terms. Benefits under the Plan shall be payable only if the Authorized Persons in their respective sole and absolute discretion determine that any such benefits are properly payable under the Plan. Without in any way limiting the foregoing, all Authorized Persons shall have complete authority, sole discretion and power to: (i) determine the Performance Goals applicable to each Participant, as well as the relative weighting of each such Performance Goals to determine eligibility for payment of an Award hereunder; (v) interpret the provisions of this Plan and any other documentation used in connection with this Plan; (iii) establish and interpret rules, regulations and procedures (written or by practice) for the administration of the Plan; and (iv) make all other determinations and take all other actions necessary or desirable for the administration or interpretation of this Plan. The express grant in the Plan of any specific power to Authorized Persons shall not be construed as limiting any power or authority of such Authorized Person. All actions, decisions and interpretations of the Authorized Persons shall be final, conclusive and binding on all parties. All expenses of administering the Plan shall be borne by the Company.
C.	Nothing in this Plan shall be deemed by implication, action or otherwise to constitute a contract of employment.
D.
A Participant shall have no right to anticipate, alienate, sell, transfer, assign, pledge or encumber any right to receive any Award made under the Plan, nor will any Participant have any lien on any assets of the Company by reason of any Award made under the Plan.

E.	The Company shall have the right to deduct or withhold, or require a Participant to remit to the Company, any taxes required by law to be withheld from Awards made under this Plan.
F.
The Plan may be amended, suspended or terminated at any time and from time to time, by action of the Board or the Award Committee, but in any event, the Plan will be terminated no later than upon the last date the Company pays all Participants any and all amounts that may due under the Plan and no amounts remain due and payable under the Plan to any person as determined by Award Committee.

G.
The adoption of the Plan does not imply any commitment to continue to maintain the Plan, or any modified version of the Plan, or any other plan for incentive compensation for such Participant for any period of time. Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any person any right to continue as a member of the Board or in any way affect any right and power of the Company or the shareholders to remove the director from the Board in accordance with the charter documents of the Company.

H.
This Plan, insofar as it provides for Awards, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Any liability of the Company to any person with respect to any Awards under this Plan shall be based solely upon any contractual obligations which may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

I.
In order to be effective, any amendment of this Plan or any Award must be in writing and made by the Award Committee. No oral statement, representation, written presentation or the like shall have the effect of amending or modifying this Plan or any Award, or otherwise have any binding effect on the Company, the Board, the Chief Executive, the Award Committee or any individual who has been delegated authority to administer this Plan.

J.	The Plan shall be construed in accordance with and governed by the substantive laws of the State of Delaware, without regard to principles of conflicts of law.
K.
In case any provision of the Plan shall be held illegal or void, such illegality or invalidity shall not affect the remaining provisions of this Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provisions had never been inserted herein.

L.
Except for their own gross negligence or gross misconduct regarding the performance of the duties specifically assigned to them under, or their willful breach of the terms of this Plan, the Company (and its affiliates), Board and its members, the Award Committee and its members, and any other entity or individual administering any aspect of this Plan shall be held harmless by the Participants and their respective representatives, heirs, successors, and assigns, against liability or losses occurring by reason of any act or omission under the Plan.

Executed effective as of the 10th day of June, 2010.

MercadoLibre, Inc.

By: